EXHIBIT 99.1
Contacts:
Melissa A. Waterhouse
Chief Executive Officer
(800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC ANNOUNCES COMMON STOCK PURCHASE AGREEMENT FOR UP TO $10M WITH LINCOLN PARK CAPITAL FUND, LLC

Kinderhook, N.Y., December 10, 2020 – American Bio Medica Corporation (OTCQB: ABMC) today announced it has entered into a purchase agreement and registration rights agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. Upon execution of the purchase agreement, LPC made an initial purchase of $125,000 of common stock at $0.25 per share. An additional $125,000 of common stock will be purchased by LPC upon a registration statement being filed and declared effective by the U.S. Securities and Exchange Commission (“SEC”).

After the SEC has declared the registration statement related to the transaction effective, the Company has the right, in its sole discretion, over a 24-month period to sell up to $10 million of its common stock to LPC. The Company will control the timing and amount of any sales to LPC, and LPC is obligated to make purchases under the purchase agreement. Any common stock that is sold to LPC will occur at a purchase price that is based on 95% of the lower of: the lowest sale price on the purchase date and the average of the three lowest closing sale prices of the Company’s common stock during the fifteen consecutive business days ending on the business day immediately preceding the purchase date.

No warrants are being issued under the purchase agreement, and there are no limitations on the use of proceeds from sales under the purchase agreement. Furthermore, there are no rights of first refusal, participation rights, penalties or liquidated damages provisions in favor of any party. Under the terms of the purchase agreement, LPC will not cause or engage in any direct or indirect short selling or hedging of the Company’s common stock. The purchase agreement may be terminated by the Company at any time, in its sole discretion, without any additional cost or penalty. As consideration for Lincoln Park entering into the purchase agreement, the Company issued 1,250,000 common shares upon execution of the purchase agreement.

The Company intends to use proceeds from sales under the purchase agreement for working capital and to support growth initiatives. Specific growth initiative may include, but not be limited to, strengthening the Company’s sales and marketing division, increasing its contract manufacturing activities and introducing its oral fluid drug testing platform to the market. The Company may also pay down debt to decrease interest costs.

A more detailed description of the transaction is included in the Company’s Current Report on Form 8-K to be filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock, nor shall there be any sale of shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For more information on ABMC or its products, please visit www.abmc.com. Investors can find Real-Time quotes and market information for ABMC on https://otcmarkets.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse, and distributes a rapid test to detect Covid-19 antibodies and a RT-PCR test to detect Covid-19. The Company also currently manufactures (on a contract basis) tests to detect respiratory syncytial virus (RSV) and malaria and, with the ability to manufacture tests for many other medical conditions, viruses and diseases in its FDA registered and ISO certified facilities.

About Lincoln Park Capital Fund, LLC

LPC is a long-only institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences and technology. LPC’s investments range from multi-year financial commitments to fund growth to special situation financings to long-term strategic capital offering companies’ flexibility and consistency. For more information, please visit www.lpcfunds.com.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test and RT-PCR test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.